  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 16, 1998
                                                 REGISTRATION NO. 333-60577
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                               VISIO CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            WASHINGTON                                  91-1448389
     (STATE OF INCORPORATION)            (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                          520 PIKE STREET, SUITE 1800
                        SEATTLE, WASHINGTON 98101-4001
                                (206) 521-4500
  (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                JEREMY A. JAECH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               VISIO CORPORATION
                          520 PIKE STREET, SUITE 1800
                        SEATTLE, WASHINGTON 98101-4001
                                (206) 521-4500
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                               ----------------
                                  Copies to:
                               SCOTT L. GELBAND
                               PERKINS COIE LLP
                         1201 THIRD AVENUE, 40TH FLOOR
                        SEATTLE, WASHINGTON 98101-3099
                                (206) 583-8888
                               ----------------
       Approximate date of commencement of proposed sale to the public:
    FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                               ----------------
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
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                                               PROPOSED MAXIMUM PROPOSED MAXIMUM
 TTTLE OF SECURITIES TO BE      AMOUNT TO BE    OFFERING PRICE     AGGREGATE         AMOUNT OF
         REGISTERED              REGISTERED       PER SHARE      OFFERING PRICE   REGISTRATION FEE
--------------------------------------------------------------------------------------------------
Common Stock, $.01 par value
 per share.................    444,628 shares      $38.225(1)     $16,995,906(1)       $5,014(2)
Common Stock, $.01 par value
 per share.................     6,849 shares        $28.50(3)       $195,197(3)         $100
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the high and low sales prices of the Common Stock on July 31, 1998.

(2)  Previously paid.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the high and low sales prices of the Common Stock on September 11, 1998.
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

PROSPECTUS

                                451,477 SHARES

                               VISIO CORPORATION

                                 COMMON STOCK

  This Prospectus relates to the sale of up to 451,477 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of Visio Corporation (the "Company" or "Visio"). The Shares may be offered by certain shareholders of the Company (the "Selling Shareholders") or by their pledgees, donees, distributees or other successors in interest, from time to time in transactions (which may include block transactions) in the over-the-counter market through the Nasdaq National Market ("Nasdaq"), or on one or more other securities markets and exchanges, in privately negotiated transactions, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares directly to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution."

  The Company issued all the Shares to the Selling Shareholders in a private placement on July 10, 1998 in connection with the merger (the "Merger") of a wholly owned subsidiary of the Company with and into Kaspia Systems, Inc., a Delaware corporation ("Kaspia"). The Shares issued in connection with the Merger constitute the Shares being registered hereunder. In connection with any sales, the Selling Shareholders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Selling Shareholders."

  None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than selling commissions and fees and stock transfer taxes) in connection with the registration and sale of the Shares being offered by the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders and any broker-dealers who act in connection with the sale of the Shares hereunder against certain liabilities, including liabilities under the Securities Act.

  The Common Stock is quoted on Nasdaq under the symbol "VSIO." On September 15, 1998, the closing sales price for the Common Stock as reported on Nasdaq was $27.25 per share.

                               ----------------

      THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE
                      "RISK FACTORS" BEGINNING ON PAGE 4.

                               ----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
       PASSED UPON  THE  ACCURACY OR  ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

              The date of this Prospectus is September 16, 1998.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission in Washington, D.C. (450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549) and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). The Company is an electronic filer and the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the web site is http://www.sec.gov. The Company's reports, proxy and information statements and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Commission under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the Commission's rules and regulations. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement and the exhibits thereto. The statements in this Prospectus are qualified in their entirety by reference to the contents of any agreement or other document incorporated herein by reference, a copy of which is filed as an exhibit to either the Registration Statement or other filings by the Company with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Visio Corporation, 520 Pike Street, Suite 1800, Seattle, Washington 98101-4001, Attention: Secretary, telephone: (206) 521-4500.

  The following documents filed with the Commission (File No. 0-26772) by the Company are incorporated by reference into this Prospectus:

  (a) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997;

  (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1997, March 31, 1998 and June 30, 1998;

  (c) The Company's Current Report on Form 8-K dated as of July 10, 1998; and

  (d) The description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on September 15, 1995 under Section 12(g) of the Exchange Act.

  All documents filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified, superseded or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Prospectus.

                               ----------------

  The Company's principal executive offices are located at 520 Pike Street, Suite 1800, Seattle, Washington 98101-4001, telephone: (206) 521-4500.

                                 RISK FACTORS

  Except for the historical information contained in this Prospectus and the documents incorporated herein by reference, the matters discussed herein, particularly those identified with the words "expects," "believes," "anticipates" and similar expressions, are forward-looking statements. These statements reflect management's best judgment based on factors known to them at the time of such statements. Such forward-looking statements are subject to certain risks and uncertainties, including, without limitation, those set forth below, many of which are beyond the Company's control, that could cause actual results to differ materially from those anticipated. The factors set forth below should be carefully considered when evaluating the Company's business and prospects, and the forward-looking information provided by Visio pursuant to the safe harbor provisions established by recent securities legislation. Readers should also carefully review the risk factors described in other documents the Company files from time to time with the Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

  Fluctuations in Quarterly Performance. The Company's quarterly results of operations can be affected substantially by demand for the Company's products, the timing and customer acceptance of new products, product enhancements and promotions by the Company or its competitors, product returns, fluctuations in foreign exchange rates, the impact of acquisitions of other technologies or companies and changes in economic conditions. The Company is increasingly focusing its sales efforts on volume licensing to large accounts. The timing of those licenses could significantly affect quarterly results of operations. A significant portion of the Company's operating expenses are relatively fixed in the short term, and planned expenditures are based on the Company's estimates for quarterly revenues. As a result, variations in timing of revenues can cause significant variations in quarterly results of operations. In general, the Company has experienced the strongest demand for its software products during the December quarter and the weakest demand in the June quarter. These seasonal patterns have been overshadowed in particular quarters by the timing of new product introductions, expansion into international markets, the execution of volume licenses and other factors affecting the Company's business.

  Dependence on Microsoft Windows; Relationship With Microsoft. Substantially all the Company's revenues are derived from sales of products that are designed to work within a Microsoft Windows environment and are marketed primarily to Windows users. As a result, sales of the Company's products would be materially affected by market developments adverse to Windows-based products. As a developer of products for Windows, the Company has historically enjoyed a collaborative working relationship with Microsoft. If the relationship were disrupted for any reason, such as a decision by Microsoft to introduce or acquire products that compete directly with the Company's products, the Company's development efforts and results of operations could be materially adversely affected.

  Competition. The computer drawing and diagramming software markets are intensely competitive and subject to rapidly changing technology and evolving standards. The software industry has limited barriers to entry, and the availability of personal computers with continuously expanding capabilities, at progressively lower prices, contributes to the ease of market entry. Because of this and other factors, competitive conditions in the future are likely to intensify. The markets for the Company's products are characterized by significant price competition, and the Company expects it will face increasing pricing pressures. Increased competition could result in price reductions, reduced profit margins and loss of market share, which could materially adversely affect the Company's results of operations.

  Substantial Dependence on a Single Technology; Limited Product Line. The Company has derived substantially all its revenues to date from sales of drawing and diagramming products based on its core technology. The Visio product line and related enhancements are expected to continue to account for a significant percentage of the Company's revenues for the foreseeable future. A decline in demand for these products as a result of competition, technological change or any other reason would have a material adverse effect on the Company's results of operations.

  Rapid Technological Change and New Product Development. The markets for the Company's products are characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new product introductions. The Company's future success will depend on its ability to enhance its current products, to develop new products that meet changing customer needs on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes. Any failure by the Company to anticipate or respond adequately to changes in technology and customer preferences, or any significant delays in product development or introduction, would have a material adverse effect on the Company's results of operations.

  New Product Introductions. The Company periodically introduces new products and upgrades its current products in order to meet changing customer needs and anticipated market demand. Due to potential difficulties in the development process, there can be no assurance that such future products and upgrades will be released in a timely manner or that they will receive market acceptance, if and when released. Despite significant testing by the Company and by current and potential customers, errors or "bugs" may still be found in new products or upgrades after commencement of commercial shipments. Delays in the commencement of commercial shipments of new products or upgrades, as well as the discovery of errors or bugs after release, may result in adverse publicity, customer dissatisfaction and delay or loss of product revenues. Furthermore, from time to time the Company and others may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycles of the Company's existing products. There can be no assurance that announcements of currently planned or other new products by the Company, by Microsoft or by the Company's competitors will not cause customers to defer purchasing existing Company products or cause distributors to return products to the Company. Delays or difficulties associated with new product introductions or upgrades could have a material adverse effect on the Company's business, financial condition and results of operations.

  Management of Growth and Future Acquisitions. The Company has recently experienced rapid growth that has placed, and will continue to place, a significant strain on its management and operations. The Company's ability to manage its growth effectively will require it to improve its operating, financial and management information systems and to attract, train, motivate, manage and retain key employees. Furthermore, the Company intends to enter into strategic relationships and make strategic acquisitions of technologies and businesses in order to expand its product lines and the capabilities of its current products. The risks associated with acquisitions, including increased costs and uncertain benefits and the ability to integrate operations of acquired companies, could adversely affect the Company's results of operations.

  Risks Associated With International Operations. The Company expects that international sales will account for an increasing portion of its revenues. Most of the Company's international revenues are denominated in foreign currencies. Consequently, a decrease in the value of a relevant foreign currency in relation to the U.S. dollar occurring after establishment of prices and before receipt of payment by the Company would have an adverse effect on the Company's results of operations. Additionally, the Company may be materially and adversely affected by increases in duty rates, exchange or price controls, repatriation restrictions or other restrictions on foreign currencies. The Company's international operations are subject to certain other risks common to international operations, including, without limitation, government regulations, import restrictions and, in certain jurisdictions, reduced protection for the Company's intellectual property rights.

  Change in Licensing and Marketing Methods. The Company is increasingly emphasizing sales to enterprises through volume, installment and enterprise licensing arrangements. These licensing arrangements typically involve a longer cycle (up to 18 months from first contact to execution of an initial license) than sales through other distribution channels, require a greater investment of resources in establishing the enterprise relationship and result in lower operating margins. The timing of the execution of volume licenses, or their nonrenewal or renegotiation by large customers, could cause volatility in the Company's quarterly results of operations and could materially adversely affect the Company's results of operations.

  Continued Reliance on Resellers and Distributors. The Company expects to continue to rely on resellers and distributors for sales of its products in domestic and international markets. Sales to the Company's two largest distributors during fiscal 1997, 1996 and 1995 accounted for an aggregate of 47%, 50% and 47% of the Company's revenues, respectively. The distribution channels through which software products are sold have been characterized by rapid change, including consolidations and financial difficulties of certain distributors and resellers, the emergence of new resellers such as general mass merchandisers and the development of new channels such as electronic networks. The Company's resellers and distributors carry competing product lines. There can be no assurance that resellers and distributors will continue to purchase the Company's products or be able to market them effectively or that the Company will be able to effectively distribute its products through new distribution channels.

  Reliance on Outsourcing. The Company outsources most of the production of its products, which primarily involves duplication of various media and the printing of user manuals and packaging materials. In addition, the Company outsources procurement, order fulfillment, technical support, customer service and localization of its products. So long as it remains economically advantageous to do so, the Company intends to continue, and possibly to increase, outsourcing in the future. Although the Company believes that it has adequate alternative suppliers of such services, the loss of a supplier or its inability to perform contracted services could materially adversely affect the Company's results of operations.

  Dependence on Proprietary Technology. The Company's ability to compete effectively depends in large part on its ability to develop and maintain proprietary aspects of its technology. The Company relies on a combination of copyright and trademark laws, trade secret protection, confidentiality procedures and contractual provisions, including nondisclosure agreements with employees and others, to protect its proprietary rights. There can be no assurance that such measures will be adequate to protect the Company's proprietary intellectual property or that claims of infringement of third parties' intellectual property rights will not occur and, possibly, prevail. Costs associated with an adverse judgment or settlement of intellectual property litigation, as well as the cost of responding to a claim, both in legal fees and expenses and the diversion of management resources, whether or not the claim is valid, could have a material adverse effect on the Company's results of operations.

  Dependence on Key Personnel. The Company's success depends to a significant extent on a small number of senior management and technical personnel. The Company's growth and future success will depend in large part on its continuing ability to hire, motivate and retain highly qualified management, technical, sales and marketing personnel. Competition for such personnel is intense and there can be no assurance that the Company will be successful in hiring, motivating or retaining such qualified personnel.

  Reliance on Independent Developers for Future Market Expansion. The Company has designed its technology with an open architecture and has incorporated certain features to encourage independent solution providers, system integrators and other software developers to design industry or customer-specific drawing and diagramming solutions that will extend the adoption and use of the Company's products. There can be no assurance, however, that developers will design solutions to extend the Company's products, and the failure of these development efforts to materialize could adversely affect the expansion of the markets for the Company's products. If independent developers do design solutions for specific industries or customers, the Company could be effectively precluded from offering add-on products that address the same industries or customers.

                             SELLING SHAREHOLDERS

  The following table provides certain information regarding the Selling Shareholders and the number of Shares being offered by them as of September 16, 1998.

                  SHARES BENEFICIALLY OWNED PRIOR TO OFFERING

                                                                       SHARES
                                      PERCENTAGE OF                 BENEFICIALLY
                                      COMMON STOCK  SHARES THAT MAY OWNED AFTER
    NAME AND ADDRESS      AMOUNT       OUTSTANDING      BE SOLD     OFFERING(1)
    ----------------      -------     ------------- --------------- ------------
Alamanori Limited.......   86,822(2)         *            2,188         -0-
Terri Barnes............       46            *               46         -0-
Building C Partners, a
 California General
 Partnership............    1,354            *            1,354         -0-
Wallace E. and Sonja A.
 Christopherson.........    3,632            *            3,632         -0-
Arthur J. Cruz..........      660            *              660         -0-
David L. Davies.........   10,770            *           10,770         -0-
Discovery Ventures II
 LLC....................   27,342            *           27,342         -0-
Double Black Diamond II
 LLC....................   86,822(3)         *            5,469         -0-
Draper Associates II,
 L.P....................   51,741            *           51,741         -0-
Jeff B. Erwin...........  110,871            *          110,871         -0-
William Fitzgibbons.....    3,469            *            3,469         -0-
Pawan Gupta.............    1,741            *            1,741         -0-
Clifford H. Higgerson...    5,415            *            5,415         -0-
Ken Van Hyning..........   16,292            *           16,292         -0-
Steve Kelly.............   12,671            *           12,671         -0-
Richard M. Lucas Cancer
 Foundation.............   14,678(4)         *            8,203         -0-
Donald L. Lucas
 Successor Trustee
 Donald L. Lucas Profit
 Sharing Trust Dated
 1/1/84.................   14,678(5)         *            2,708         -0-
Donald L. Lucas Trustee
 for Donald L. Lucas &
 Lygia S. Lucas Trust
 Dated 12/3/84..........   14,678(6)         *            3,767         -0-
Kristie Moon............      227            *              227         -0-
Dayna Nolan.............      491            *              491         -0-
Partech U.S. Partners
 III C.V................   86,822(7)         *           39,309         -0-
Partech International
 Salary Deferral Plan
 Dated 1/1/92 FBO:
 Thomas G. McKinley.....   86,822(8)         *              547         -0-
Parvest U.S. Partners II
 C.V....................   86,822(9)         *           39,309         -0-
Jerrold F. Petruzelli...    3,776            *            3,776         -0-
Tyrone F. Pike..........    5,899            *            5,899         -0-
Vince C. Price..........      215            *              215         -0-
Arlyn Augustus Robison..      604            *              159         445
William Ross............    1,322            *            1,322         -0-
Smith Barney as IRA
 Custodian FBO Peggy Ann
 Long...................    4,715(10)        *            2,166         -0-
Smith Barney as IRA
 Custodian FBO Terrence
 E. Long................    4,715(11)        *            2,549         -0-
J. Edward Snyder........    3,617            *            3,617         -0-
William L. Staley.......      283            *              283         -0-
Threecedars S.A.........    5,469            *            5,469         -0-
Newbridge Networks,
 Inc....................   60,944            *           60,944         -0-
Roland Van der Meer.....    1,094            *            1,094         -0-
Ward C. Waterman Unified
 Credit Trust...........    3,091            *            3,091         -0-
Jeffrey A. Yarnell......   12,671            *           12,671         -0-

--------
 *   Less than 1%.

(1) Assumes the sale of all the Shares offered by each of the Selling Shareholders.

(2) Includes 84,634 Shares held by Double Black Diamond II LLC, Partech U.S. Partners III C.V., Partech International Salary Deferral Plan and Parvest U.S. Partners II C.V., affiliates of the Selling Shareholder, which Shares are offered hereby.

(3) Includes 81,353 Shares held by Alamanori Limited, Partech U.S. Partners III C.V., Partech International Salary Deferral Plan and Parvest U.S. Partners II C.V., affiliates of the Selling Shareholder, which Shares are offered hereby.

(4) Includes 6,475 Shares held by Donald L. Lucas Successor Trustee Donald L. Lucas Profit Sharing Trust Dated 1/1/84 and Donald L. Lucas Trustee for Donald L. Lucas & Lygia S. Lucas Trust Dated 12/3/84, affiliates of the Selling Shareholder, which Shares are offered hereby.

(5) Includes 11,970 Shares held by Richard M. Lucas Cancer Foundation and Donald L. Lucas Trustee for Donald L. Lucas & Lygia S. Lucas Trust Dated 12/3/84, affiliates of the Selling Shareholder, which Shares are offered hereby.

(6) Includes 10,911 Shares held by Richard M. Lucas Cancer Foundation and Donald L. Lucas Successor Trustee Donald L. Lucas Profit Sharing Trust Dated 1/1/84, affiliates of the Selling Shareholder, which Shares are offered hereby.

(7) Includes 47,513 Shares held by Alamanori Limited, Double Black Diamond II LLC, Partech International Salary Deferral Plan and Parvest U.S. Partners II C.V., affiliates of the Selling Shareholder, which Shares are offered hereby.

(8) Includes 86,275 Shares held by Alamanori Limited, Double Black Diamond II LLC, Partech U.S. Partners III C.V. and Parvest U.S. Partners II C.V., affiliates of the Selling Shareholder, which Shares are offered hereby.

(9) Includes 47,513 Shares held by Alamanori Limited, Double Black Diamond II LLC, Partech U.S. Partners III C.V. and Partech International Salary Deferral Plan, affiliates of the Selling Shareholder, which Shares are offered hereby.

(10) Includes 2,549 Shares held by Smith Barney as IRA Custodian FBO Terrence
     E. Long, an affiliate of the Selling Shareholder, which Shares are offered hereby.

(11) Includes 2,166 Shares held by Smith Barney as IRA Custodian FBO Peggy Ann Long, an affiliate of the Selling Shareholder, which shares are offered hereby.

  None of the Selling Shareholders has had any material relationship with the Company, or any of its affiliates, within the past three years.

  The Selling Shareholders have represented to the Company that they acquired the Shares for their own account for investment only and not with a view toward the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or exemptions therefrom. In recognition of the fact that the Selling Shareholders, even though acquiring the Shares for investment, may wish to be legally permitted to sell their Shares when they deem appropriate, the Company agreed with the Selling Shareholders to file with the Commission under the Securities Act a Registration Statement with respect to the resale of the Shares from time to time in transactions in the over-the-counter market through Nasdaq, in privately negotiated transactions or through a combination of such methods of sale, and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the earlier of
(i) the date that is one year after such Registration Statement is declared effective and (ii) the date on which all the Shares have been sold or distributed by the Selling Shareholders.

                             PLAN OF DISTRIBUTION

  All the Shares offered hereby may be sold from time to time by the Selling Shareholders, or by their pledgees, donees, distributees, transferees or other successors-in-interest. The sale of the Shares by the Selling Shareholders may be effected from time to time in transactions in the over-the-counter market through Nasdaq, or on one or more other securities markets and exchanges, in privately negotiated transactions or through a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect the above-mentioned transactions by selling the Shares directly to purchasers, acting as principals for their own accounts, or by or through broker-dealers acting as agents for the Selling Shareholders, or to broker-dealers who may purchase Shares as principals and thereafter sell such Securities from time to time in transactions on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer may act as a broker-dealer on behalf of the Selling Shareholders in connection with the offering of certain of the Shares by the Selling Shareholders. None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. In addition, any of the Shares that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold in transactions complying with such Rule, rather than pursuant to this Prospectus.

  The Company has the right to suspend use of this Prospectus for a discrete period of time under certain circumstances.

  To the extent required, the number of the Shares to be sold, purchase prices, public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth by the Company in a Prospectus Supplement accompanying this Prospectus or, if appropriate, a post-effective amendment to the Registration Statement.

  Any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to bear all expenses (other than selling commissions and fees and stock transfer taxes) in connection with the registration and sale of the Shares being offered by the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders and broker-dealers who act in connection with the sale of the Shares hereunder against certain liabilities, including liabilities under the Securities Act.

  Offers or sales of the Shares have not been registered or qualified under the laws of any country other than the United States. To comply with certain states' securities laws, if applicable, the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

  Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may be limited in its ability to engage in market activities with respect to such Shares. In addition and without limiting the foregoing, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders. The foregoing may affect the marketability of the Shares.

  There can be no assurance that the Selling Shareholders will sell any or all of the Shares offered by them hereunder.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby has been passed on for the Company by Perkins Coie LLP, Seattle, Washington.

                                    EXPERTS

  The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the fiscal year ended September 30, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on such report given on the authority of such firm as experts in accounting and auditing.

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  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN CONTAINED AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                              ------------------

                                                                            PAGE
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   3
Risk Factors...............................................................   4
Selling Shareholders.......................................................   7
Plan of Distribution.......................................................   8
Legal Matters..............................................................   9
Experts....................................................................   9


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                                     VISIO

                                  CORPORATION

                               451,477 SHARES OF

                                 COMMON STOCK

                              P R O S P E C T U S

                              SEPTEMBER 16, 1998

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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the estimated expenses of the Registrant in connection with the issuance and distribution of the securities being registered (all amounts are estimated except the Securities and Exchange Commission registration fee). Selling commissions and fees and stock transfer taxes are payable individually by the Selling Shareholders.

   Securities and Exchange Commission registration fee................  $ 5,278
   Blue sky filing fees and expenses..................................      300
   Legal fees and expenses............................................   15,000
   Accountants' fees and expenses.....................................    5,000
   Miscellaneous expenses.............................................    4,422
                                                                        -------
     Total............................................................  $30,000
                                                                        =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Section 10 of the Registrant's Restated Bylaws provides that the Registrant shall indemnify its directors and officers to the maximum extent permitted by applicable law, and that the Registrant may indemnify its employees or agents to the fullest extent permitted by applicable law, or to such lesser extent as the Registrant's board of directors may determine.

  Pursuant to Section 10 of the Registrant's Restated Bylaws, the Registrant has entered into an indemnification agreement with each of its executive officers and directors wherein the Registrant agrees to hold harmless and indemnify the officer or director to the fullest extent permitted by Washington law. The Registrant has agreed to indemnify the officer or director against any and all losses, claims, damages, liabilities or expenses incurred in connection with any actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which the officer or director is, was or becomes involved by reason of the fact that the officer or director is or was a director, officer, employee or agent of the Registrant or that, being or having been such a director, officer, employee or agent, the officer or director is or was serving at the Registrant's request as a director, officer, employee, trustee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action (or inaction) by the officer or director in an official capacity or in any other capacity, unless such action, suit, claim or proceeding was not authorized by the Registrant's board of directors. No indemnity pursuant to the indemnification agreement shall be provided by the Registrant: (i) on account of any suit in which a final, unappealable judgment is rendered against the officer or director for an accounting of profits made from the purchase or sale by the officer or director of securities of the Registrant in violation of the provisions of Section 16(b) of the Exchange Act; (ii) for damages that have been paid directly to the officer or director by an insurance carrier under a policy of directors' and officers' liability insurance maintained by the Registrant; (iii) on account of an officer's or director's conduct that is finally adjudged to have been intentional misconduct, or a knowing violation of law or RCW 23B.08.310 or any successor provision of the statute, or a transaction from which the officer or director derived benefit in money, property or services to which the officer or director is not legally entitled; or (iv) if a final decision by a court having jurisdiction in the matter determines such indemnification is unlawful.

  Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's personal liability to the corporation or its shareholders for monetary damages for conduct as a director, except in circumstances involving intentional misconduct, a knowing violation of law, unlawful distributions, or any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. Article 11 of the Registrant's Fourth Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Registrant and its shareholders.

  The Company also maintains directors' and officers' liability insurance policies for the benefit of its directors and officers.

ITEM 16. EXHIBITS

 NUMBER                               DESCRIPTION
 ------                               -----------
 2.1    Agreement and Plan of Merger by and among Visio Corporation, Kaspia
        Systems, Inc., VMS-1, Inc. and the stockholders of Kaspia named therein, dated July 10, 1998 (filed as Exhibit 2.1 to the registrant's
        Current Report on Form 8-K dated July 10, 1998 and incorporated herein by reference).*
 4.1    Specimen Common Stock Certificate of Visio Corporation (filed as
        Exhibit 4.1 to the registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 and incorporated herein by reference).*
 4.2    Investor Rights Agreement between Visio Corporation and the investors named therein, dated July 10, 1998 (filed as Exhibit 4.1 to the registrant's Current Report on Form 8-K dated July 10, 1998 and incorporated herein by reference).*
 5.1    Opinion of Perkins Coie LLP, counsel to the registrant, regarding the legality of the Shares.
 23.1   Consent of Ernst & Young LLP, Independent Auditors.
 23.2   Consent of Perkins Coie LLP (contained in Exhibit 5.1).
 24.1   Power of Attorney (contained on signature page).*

--------

* Previously filed.

ITEM 17. UNDERTAKINGS

  A. The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

  B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange

Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

  C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on September 16, 1998.

                                          VISIO CORPORATION

                                          By:      /s/ Jeremy A. Jaech
                                            -----------------------------------
                                                     Jeremy A. Jaech
                                              President and Chief Executive
                                                         Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on September 16, 1998.

                 SIGNATURE                                         TITLE
            /s/ Jeremy A. Jaech             Chairman of the Board, President and Chief Executive
-------------------------------------       Officer (Principal Executive Officer)
              Jeremy A. Jaech

             *Steve M. Gordon               Chief Financial Officer and Senior Vice President,
-------------------------------------       Finance and Administration (Principal Financial and
              Steve M. Gordon               Accounting Officer)

           *Theodore C. Johnson             Executive Vice President, Chief Technology Officer,
-------------------------------------       and Director
            Theodore C. Johnson

              *Tom A. Alberg                Director
-------------------------------------
               Tom A. Alberg

             *Thomas H. Byers               Director
-------------------------------------
              Thomas H. Byers

            *John R. Johnston               Director
-------------------------------------
             John R. Johnston

          *Douglas J. Mackenzie             Director
-------------------------------------
           Douglas J. Mackenzie

                *Scott Oki                  Director
-------------------------------------
                 Scott Oki

           /s/ Jeremy A. Jaech
*By: ________________________________
             Jeremy A. Jaech
            Attorney-in-Fact

                                 EXHIBIT INDEX

   Exhibit
   Number         Description
   -------        -----------
     2.1          Agreement and Plan of Merger by and among Visio Corporation, Kaspia Systems, Inc.,
                  VMS-1, Inc. and the stockholders of Kaspia named therein, dated July 10, 1998
                  (filed as Exhibit 2.1 to the registrant's Current Report on Form 8-K dated as of
                  July 10, 1998 and incorporated herein by reference).*

     4.1          Specimen Common Stock Certificate of Visio Corporation (filed as Exhibit 4.1 to the registrant's Annual Report on Form 10-K for the fiscal year ended September 30,
                  1997 and incorporated herein by reference).*

     4.2          Investor Rights Agreement between Visio Corporation and the investors named therein, dated July 10, 1998 (filed as Exhibit 4.1 to the registrant's Current
                  Report on Form 8-K dated as of July 10, 1998 and incorporated herein by reference).*

     5.1          Opinion of Perkins Coie LLP, counsel to the registrant, regarding the legality of the Shares.

    23.1          Consent of Ernst & Young LLP, Independent Auditors.

    23.2          Consent of Perkins Coie LLP (contained in Exhibit 5.1).

    24.1          Power of Attorney (contained on signature page).*

-------------
* Previously filed.